Exhibit 99.1

[TECO ENERGY LOGO]

FOR IMMEDIATE RELEASE

Contact:	News Media:	Laura Plumb – (813) 228-1572
	Investors:	Mark Kane – (813) 228-1772
	Internet:	http://www.tecoenergy.com

TECO ENERGY ADDRESSES IRS ANNOUNCEMENT

REGARDING PRODUCTION OF SYNTHETIC FUEL

TAMPA, FL July 3, 2003 — TECO Energy today commented on last week’s IRS announcement regarding the production of solid synthetic fuels (synfuel) produced from coal.

TECO Energy’s subsidiary, TECO Coal, has produced synfuel at its various facilities since May 2000 utilizing the Headwaters (aka Covol) technology. TECO Coal has recorded tax credits under Section 29 of the tax code based on the sale of the synfuel to third parties. Through Dec 31, 2002, these sales have resulted in a total of approximately $250 million of tax credits. Of that amount, approximately $76 million has been used to offset federal income taxes and the remainder has been carried forward as deferred tax credits. During the first quarter of 2003, TECO produced $35 million of additional tax credits, of which approximately $10 million has been recognized in the company’s net income.

Pursuant to the IRS guidelines in Revenue Procedure 2001-34, TECO Coal received private letter rulings (PLRs) from the Internal Revenue Service for production from these facilities in November 2001 and June 2002 which concluded that its production of synfuel will undergo a significant chemical change. TECO Coal believes that the test results regarding significant chemical change that it presented to the IRS in connection with its PLRs were scientifically valid, that its regular testing of the synfuel produced, utilizing two independent laboratories, has verified that significant chemical change occurs, and that it has operated the facilities in compliance with the PLRs. Accordingly, it believes that it is justified in its reliance on the PLRs.

On June 27, 2003 the IRS, in a general announcement, following an audit commenced with respect to another taxpayer, stated that it “had reason to question the validity of test procedures and results that have been presented as evidence that fuel underwent a significant chemical change, and is currently reviewing information regarding these test procedures and results.” At the same time, the IRS announced that it was suspending all requests for PLRs relying on the procedures and results being reviewed. TECO Coal does not know the specific nature of the industry procedures and results that are being reviewed by the IRS, and therefore cannot predict the outcome of the review or its ultimate impact on TECO Coal.

In April 2003, TECO Energy announced that TECO Coal had sold a 49 percent interest in its synfuel production facilities to a third party and that it expected to sell an additional 40 percent by about mid-year 2003. TECO Energy previously indicated that the sale of these interests would contribute approximately $70 million to cash flow in 2003 and $90 million to annual cash flow in 2004 through 2007. As previously reported, a condition subsequent to the closed sale of the 49 percent interest was receipt of a PLR approving the change in the ownership structure and confirming the earlier rulings, and the proceeds of the transaction are being held in escrow pending resolution of this condition. The IRS announcement will delay the planned sale of the additional 40 percent interest.

The company is unable to predict the timing of the IRS’s action. The company is, however, focused on resolving the matters as quickly as possible, and intends to work with the IRS to seek their expeditious resolution.

Note: This release contains forward-looking statements, which are subject to inherent uncertainties in predicting future results and conditions. As described in the company’s previous reports, Section 29 tax credits and their sale value could be impacted by or become unavailable due to administrative actions of the IRS or the U.S. Treasury or changes in law, regulations or administration, and the use of these tax credits is dependent on the generation of sufficient taxable income against which to use the credits. Other factors that could impact results are discussed under “Investment Considerations” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2002.